EXHIBIT 99.1

HWH Lending, LLC
c/o Singer Children's Management Trust
212 Vaccaro Drive
Cresskill, New Jersey 07626

Milfam I L.P.
222 Lakeview Avenue, Suite 160-365
West Palm Beach, Florida 33401

March 1, 2013

VIA EMAIL AND REGISTERED MAIL

Healthwarehouse.com, Inc.
7107 Industrial Road
Florence, KY 42042
Attn: Lalit Dhadphale

Dear Mr. Dhadphale:

The undersigned, through trusts and other entities, are beneficial owners of (i) shares of Series B Convertible Preferred Stock (the "***Series B Stock***") issued to HWH Lending, LLC and Milfam I, L.P. (collectively, the "***Holders***"), respectively, by Healthwarehouse.com, Inc. (the "***Company***") pursuant to that certain Securities Purchase Agreement, dated as of November 8, 2010 (the "***SPA***"), and that certain Investor Rights Agreement, dated as of November 8, 2010 (the "***IRA***"), and (ii) shares of Common Stock (the "***Common Stock***") issued to the Holders by the Company upon exercise of warrants issued to the Holders pursuant to that certain Loan and Security Agreement, dated as of December 15, 2009 (the "***Loan and Security Agreement***" and, together with the SPA and the IRA, the "***Financing Agreements***").

As you are aware, counsel to the Holders previously sent letters to the Company, dated February 12 and February 25, 2013, respectively (the "***Notices of Breach***"), on behalf of the Holders, (i) notifying the Company of various violations by the Company under the Financing Agreements, Delaware law and the Company's governing corporate documents, (ii) questioning the Company's corporate governance policies and transparency, (iii) demanding that the Company hold a prompt meeting of the Company's shareholders for the purpose of electing new directors to the Company's Board, and (iv) notifying the Company that, prior to such meeting, the Holders intend to nominate a slate of directors to replace all (or a portion of) the Company's Board.

On February 27, 2013, the Company filed a Form 8-K (the "***February 27 8-K***") announcing that Eduardo Altamirano ("***Altamirano***"), the Company's Chief Financial Officer, Treasurer and Secretary, was resigning from all his positions at the Company.

Altamirano's resignation letter (the "***Resignation Letter***") attached to the February 27 8-K, indicates that Altamarino was not permitted by the Company "to take the appropriate measures that were or are necessary to solidify the Company's optimal financial position," nor was he "allowed to exercise the full responsibilities required as an officer of the Company." The Holders believe that the reasons for Altamirano's resignation set forth in the Resignation Letter

evidence troubling corporate governance issues plaguing the Company (which the Holders previously expressed concern about in the Notices of Breach). The timing of the CFO's resignation in advance of the filing and certification of the Company's Annual Report on Form 10-K, and during the delinquency of the Company's third quarter 2012 Form 10-Q, raises serious questions regarding the Company's internal controls and financial reporting.

The Holders also are alarmed by the fact that, upon information and belief, a convicted felon with a lengthy history of fraudulent activities in connection with running public companies (including, without limitation, convictions for fraud, falsifying financial reports, and money laundering) appears to (i) be a consultant to the Company with access to the Company's assets, (ii) owe substantial amounts of money to the Company, and (iii) exercise considerable control over the Company's affairs. The Holders believe that an immediate internal investigation of this matter by independent directors is necessary and appropriate.

As a result of the troubling circumstances surrounding Altamarino's resignation as CFO, the Company's delinquent SEC filings, the relationship between the consultant and Company management, and numerous breaches, violations and concerns described in the Notices of Breach, the Holders believe that the Company's Board and management do not effectively represent the best interests of the Company's shareholders. Accordingly, the Holders reserve all rights to take any actions they deem necessary in order to enhance and/or preserve shareholder value and to ensure that the Company, its Board and management meet their public reporting obligations and fiduciary responsibilities to shareholders.

Sincerely,

Karen Singer

Lloyd I. Miller, III

cc: Mark Zummo, Esq. [Kohnen & Patton LLP]
Arthur F. McMahon [Taft Stettinius & Hollister LLP]
Jonathan I. Levine [Andrews Kurth LLP]